UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : September 9, 2008

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

111 Huntington Avenue

Boston, MA 02199

(Address of principal executive offices)

(617) 292-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2008, the Federal Home Loan Bank of Boston (the “Bank”), entered into a Lending Agreement (the “Agreement”) with the United States Department of the Treasury (the “Treasury”). Each of the other 11 Federal Home Loan Banks (together with the Bank, the “FHLBanks”) has also entered into its own Lending Agreement with the Treasury that is identical to the Agreement entered into by the Bank. The FHLBanks entered into these Lending Agreements in connection with the Treasury’s establishment of a Government Sponsored Enterprise Credit Facility (“GSECF”) that is designed to serve as a contingent source of liquidity for the housing government-sponsored enterprises, including the FHLBanks. The Housing and Economic Recovery Act of 2008 provided the Treasury with the authority to establish the GSECF.

The Agreement sets forth the terms under which an FHLBank may, in accordance with the Housing and Economic Recovery Act of 2008, borrow from and pledge collateral to the Treasury. Under the Agreement, any extensions of credit by the Treasury to the FHLBanks, or any FHLBank, would be the joint and several obligations of all 12 of the FHLBanks and would be consolidated obligations (issued through the FHLBanks’ Office of Finance) pursuant to part 966 of the rules of the Federal Housing Finance Agency (12 C.F.R. part 966), as successor to the Federal Housing Finance Board.

Loans under the Agreement are to be secured by collateral acceptable to the Treasury, which consists of FHLBank advances to members that have been collateralized in accordance with regulatory standards and mortgage-backed securities issued by the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Each type of collateral will be discounted as set forth in the Agreement. Each FHLBank grants a security interest to the Treasury only in collateral that is identified on a listing of collateral, identified on the books or records of a Federal Reserve Bank as pledged by the FHLBank to the Treasury, or in the possession or control of the Treasury.

The interest rate applicable to a loan under the Agreement shall be the rate as from time to time established by the Treasury.  If all or any portion of the principal and interest on a loan are not paid when due, interest on the unpaid portion shall be calculated at a rate 500 basis points higher than the applicable rate then in effect until the unpaid portion is paid in full. The principal and interest on a loan are immediately due and payable on demand, on the due date and time specified by the Treasury in writing or upon the occurrence of certain events of default. Voluntary prepayments of loans are permissible without penalty, subject to certain conditions pertaining to minimum notice.

The Agreement requires an FHLBank promptly to notify the Treasury if it fails or is about to fail to meet applicable regulatory capital requirements and to maintain its organizational existence. The Agreement contains restrictions on the ability of an FHLBank to create liens on the collateral or to dispose of the collateral.

The Agreement contains events of default, including nonpayment of principal, interest, fees or other amounts owed to the Treasury when due; violation of covenants; the occurrence of certain bankruptcy events; inaccuracy of representations and warranties; the actual or asserted invalidity of any loan document; and encumbrances, levies, judicial seizure of, or an attachment upon the collateral. In addition, it is an event of default if the Secretary of the Treasury determines that Treasury’s position is insecure with respect to the financial condition of an FHLBank or the FHLBank’s ability to perform its obligations under the Agreement.

If an event of default occurs and is continuing, the Treasury may debit the FHLBank’s account or set-off any amount owed by the Treasury to the FHLBank; exercise any right of set-off against the FHLBank’s property in the Treasury’s possession or control; take possession of any collateral; and pursue all other remedies available to collect, enforce or satisfy an obligation, including disposing of the collateral or satisfying the amount against any other FHLBank on the basis that the obligation is a consolidated obligation.

The Treasury may amend the Agreement without prior notice at any time. Any amendment of the Agreement by the Treasury will not modify the terms of any loans outstanding at the time of the amendment.

The Agreement terminates on December 31, 2009 but will remain in effect as to any loan outstanding on that date. An FHLBank may terminate its consent to be bound by the Agreement prior to that time so long as no loan is then outstanding to the Treasury.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Agreement is a summary only and is qualified in its entirety by the terms of the Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 regarding the Agreement is hereby incorporated into Item 2.03 by reference. The GSECF is a lending facility that will provide secured funding on an as needed basis under terms and conditions established by the Treasury. The GSECF will offer liquidity if needed until December 31, 2009.The Treasury has announced that loans will be for short-term durations and would in general be expected to be for less than one month but no shorter than one week.

Item 9.01 Financial Statements and Exhibits

Exhibits
10.1	United States Department of the Treasury Lending Agreement, dated September 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

	By:	/s/Ellen M. McLaughlin
Date: September 9, 2008		Ellen M. McLaughlin
Senior Vice President and General Counsel